UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) November 19, 2018

SANTA FE GOLD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20430	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

P O Box 25201
Albuquerque, NM 87125
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

( ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

Santa Fe Gold Corporation (the “Company,” “Santa Fe,” “we” or “us”) is updating prior disclosure through the filing of this current report on Form 8-K.

Cautionary Statement on Forward-Looking Statements

This report may contain certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission (“SEC” or “Commission”) in its rules, regulations and releases, which represent the Company’s expectations or beliefs, including but not limited to, statements concerning the registrant’s operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict,” “strategy” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, many assuming that the Company secures adequate financing and is able to continue as a going concern, including statements regarding the following uncertainties, among other things:

•our ability to continue as a going concern;

•our ability to acquire financing to allow us to engage in mining operations and develop any mines;

•projections regarding capital costs, expenditures, potential revenues, operating costs, production and economic returns may differ significantly from those that we have anticipated;

•exposure to all of the risks associated with mining operations, if any development of one or more of our projects is found to be economically feasible;

•title to some of our mineral properties may be uncertain or defective;

•land reclamation and mine closure may be burdensome and costly;

•significant risk and hazards associated with mining operations;

•the requirements that we obtain, maintain and renew environmental, construction and mining permits, which is often a costly and time-consuming process and may be opposed by local environmental group;

•our anticipated needs for working capital;

•claims and legal proceedings against us, and consequences therefrom;

•our lack of necessary financial resources to complete development of our projects and the uncertainty of our future best efforts financing plans,

•our exposure to material costs, liabilities and obligations as a result of environmental laws and regulations (including changes thereto) and permits;

•changes in the price of silver and gold;

•extensive regulation by the U.S. government as well as state and local governments;

•any projected revenues;

•our growth strategies,

•anticipated trends in our industry;

•unfavorable weather conditions;

•the commercial and economic viability of any mines;

•availability of materials and equipment;

•failure of equipment to process or operate in accordance with specifications, including expected throughput, which could prevent the production of commercially viable output; and

•our ability to seek out and acquire high quality gold, silver and/or copper properties.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described herein generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will in fact occur. We caution you not to place undue reliance on these forward-looking statements.  Do not invest in our common stock based on forward-looking statements.  We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 1.01  Entry Into a Material Definitive Agreement

On October 1, 2018, we disclosed in a Form 8-K that Thomas Laws, a director and former chief executive officer of the Company, entered into a secured promissory note in the principal amount of $930,000 in favor of the Company on September 19, 2018, bearing interest at the annual rate of 4% and maturing September 30, 2018.  The Company requested Mr. Laws to execute the note as a result of the matters discussed in Item 4.02 below.  The security interests include certain real estate and a Cessna model 182G airplane. The special committee investigation, as further addressed in Item 4.02 below, determined that Mr. Laws owes the Company $1,335,046, excluding penalty and accrued interest, of which Mr. Laws has paid $375,000 to the Company, and the Company has credited Mr. Laws an additional $4,660 as a result of a credit.

In November 2018, Santa Fe filed a complaint in Luna County District Court, State of New Mexico, requesting a $930,000 money judgment against Mr. and Mrs. Laws, in addition to foreclosing on the mortgage Mr. and Ms. Laws granted to Santa Fe on real property to secure the promissory note located in Luna County, New Mexico.

In November 2018, Santa Fe filed a similar complaint in Grant County District Court, State of New Mexico, as Mr. and Mrs. Laws and XYZ Ranch Estates, LLC granted Santa Fe a deed of trust and a mortgage, respectively, on several pieces of real property in Grant County, New Mexico. Mr. Laws also granted Santa Fe a security agreement on an airplane located in Grant County, New Mexico.  The complaint in Grant County requested a money judgment in the amount of $930,000 against Mr. and Mrs. Laws, in addition to a request to foreclose on the assets pledged to us located in Grant County, New Mexico.

Item 3.02  Unregistered Sales of Equity Securities

Disclosure set forth in Item 8.01 below is incorporated herein by reference.

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On October 1, 2018, we disclosed in a Form 8-K that the board of directors formed a special committee on September 26, 2018 to investigate and analyze certain financial transactions in the aggregate amount of approximately $1 million that occurred primarily between July 2016 and March 2018 involving Mr. Laws (our former chief executive officer). The special committee investigation determined that Mr. Laws owes the Company $1,335,046, excluding penalty and accrued interest, of which $379,660 has been received by the Company and the Company is proceeding against Mr. Laws to collect the balance.

The Company has concluded that these financial transactions have materially impacted the previously issued consolidated financial statements for, and financial information relating to, the fiscal year ended June 30, 2017 (“Financial Statements”), the most recent financial statements of the Company filed with the Securities and Exchange Commission.  The Financial Statements should not be relied upon.

The Company determined that the Financial Statements will need to be restated, and we plan to file a Form 10-K/A for the fiscal year ended June 30, 2017 containing restated Financial Statements in as timely a manner as possible.  The Financial Statement restatement will involve a restatement of an approximate decrease in current assets of $500,000, a reduction in net equipment of $245,933 and an approximate decrease in net income of $697,000 for the year ended June 30, 2017.  These approximate numbers are subject to change based upon our continuing ongoing investigation of detailed events that have occurred.  It is likely that one or more Forms 10-Q for the fiscal year ended June 30, 2017 may also need to be restated.

The Company previously concluded that its internal controls over financial reporting were not effective for the period ended June 30, 2017.  As a result of these matters addressed above, the Company continues to believe that its internal controls are not effective.

Item 8.01  Other Events

BUSINESS

We are a mining company engaged in the business of the acquisition and intended development of mineral properties.  To date, no mining activities have commenced.  The Company has acquired rights to five patented claims and 82 unpatented claims in the Black Hawk district of New Mexico, acquired rights to four placer claims in British Columbia, Canada, and owns an aggregate of 42 unpatented claims located in Grant County, New Mexico, and Hidalgo County, New Mexico.  In August 2015, we filed for Chapter 11 Bankruptcy protection and the case was dismissed in June 2016.  After the dismissal from bankruptcy in June 2016, we had no assets and approximately $20 million of indebtedness was reinstated.  Our currently owned properties were acquired subsequent to the dismissal of our bankruptcy proceeding.  We are in the process of raising capital that is required to develop our current mining properties, fund working capital needs, and acquire additional mining properties.

Recent Developments

Alhambra Acquisition

Pursuant to a stock purchase agreement dated August 2017, the Company will acquire all the capital stock of Bullard’s Peak Corporation (which owns five patented claims and 82 unpatented claims in the Black Hawk district of New Mexico) from Black Hawk Consolidated Mines Company for a purchase price of $3,000,000, of which $350,365 remains due and payable as of the date hereof and the capital stock of Bullard’s Peak Corporation and the mining claims collateralize the full purchase price payment.  The Company granted the seller a 2% net smelter return in perpetuity.  The net smelter return is the greater of (i) all monies the Company receives for or from any and all ore removed from the property comprising the mining claims whether for exploration, mining operations or any other reason, and (ii) the fair market value of removed ore from the property comprising the mining claims.  Title to the claims will be transferred upon receipt by seller of the full purchase price.  In August 2018, the Company was informed that the seller terminated the stock purchase agreement.  Pursuant to an amendment to the stock purchase agreement in October 2018, the Company paid the seller $100,000 and the seller rescinded the August 2018 election to terminate the stock purchase agreement and waived all then existing events of default and any additional interest, late fees, and other damage claims due to the Company’s prior breaches of the stock purchase agreement.  On October 31, 2018, the Company paid the seller an additional $100,000.  The balance of the purchase price of $350,365 (which includes $50,365 of expenses that the Company agreed to reimburse seller) is required to be paid: (i) $100,000 on or before November 30, 2018 and (ii) $250,365 on or before December 31, 2018.  If any payment is not timely paid, all rights of the Company under the stock purchase agreement shall become automatically null and void and seller shall retain all monies paid as liquidated damages for the Company’s breach, and seller shall have no further obligations to the Company, including but not limited to, any obligation to transfer the capital stock of Bullard’s Peak Corporation to the Company pursuant to the terms of the stock purchase agreement.

British Columbia Properties

On November 30, 2017, the Company entered into substantially identical agreements with Fortune Graphite, Inc. and Worldwide Graphite Producers, Ltd. to acquire a total of four placer claims for aggregate consideration of Can$400,000 and the issuance of 10,000,000 shares of Company common stock.  Title to these claims remains in trust with the sellers until payment in full.  To date, the Company has paid Can$260,000.  The Company owes the sellers Can$140,000 and 10,000,000 shares of Company common stock.  The Company has been notified that it is in default and the sellers have threatened legal action.  The Company cannot predict the outcome of its default, and there can be no assurance that the Company will not lose its interest in these claims.

New Mexico Properties

The Company acquired the Malone Mine claims, Playa Hidalgo Placer claims and the Pinos Altos claims for an aggregate of $500.  In August of each calendar year, the Company is required to renew these claims at a price of $155 per claim.

Letter of Intent for New Mexico Mining Properties

The Company has entered into a letter of intent with a mining operator, containing a binding exclusivity provision through December 31, 2018, to purchase two properties in western New Mexico.  The Company believes that these properties present an attractive immediate mining opportunity, and expects to enter into a binding agreement with this mining operator within the next 30 days.

Engagement of Mining Consultant

The Company has entered into an at-will consulting agreement with Daniel E. Gorski to provide consulting services to the Company with respect to its proposed mining operations.  The Company believes that Mr. Gorski possesses the expertise and skill set necessary to assist in evaluating technical aspects of its mining operations.

Items to be Voted upon by Company Shareholders

The Company has filed a preliminary proxy statement with the SEC in connection with a planned special meeting of stockholders to be held in January 2019 for the following purposes:

•Approval to amend our certificate of incorporation to increase the authorized shares of common stock that we have authority to issue from 300,000,000 shares to 550,000,000 shares; and

•Removal of Thomas Laws as a director.

Dismissal of Bankruptcy Proceeding and Emergence from Voluntary Reorganization

In August 2015, the Company filed for Chapter 11 Bankruptcy protection in Delaware in order to secure the existing assets from creditor actions, Case No. 15-11761 (MFW).  Jakes Jordaan, our former chief executive officer, filed an affidavit in support of the first day motion that we had only one remaining option (plan) to have an orderly sale of all assets to satisfying qualified debt without any plan for the thereafter and he began working with an investment banker to assist with these efforts. The “asset sale” took place in February 2016 and left Santa Fe and its subsidiaries without any assets and with the remaining debt.

After the dismissal of the bankruptcy case, the Company had limited assets, but remained liable for all commitments and debts that then were outstanding.  Santa Fe Gold Barbados, The Lordsburg Mining Company and AZCO are subsidiaries of the Company with nominal assets and all of their commitments and debts remain.  The bankruptcy court set up a trust fund funded by the activities of the Summit mine (main asset sold in bankruptcy proceedings) for five years and the trust funds will be distributed by an independent trustee to certain unsecured creditors.

Santa Fe failed to provide a plan of reorganization with the filing of protection under the bankruptcy Codes.  The significant transactions that occurred upon emergence from bankruptcy were as follows:

•The approximately $20 million of indebtedness outstanding on account of the Company’s senior notes and unsecured claims were reinstated; and

•The courts established a trust in April 2016 for the benefit of certain creditors. A profit interest was attached to the Summit mine with the benefit for certain creditors holding unsecured claims filed by each creditor.

The Company received bankruptcy court confirmation of the dismissal in June 2016, and subsequently emerged from bankruptcy. The only funds available for the future administrative costs were prepaid insurance funds of approximately $49,000.  The Company subsequently began selling on a best-efforts basis equity for cash for working capital purposes. Currently we have no continuing commitment from any party to provide working capital, and there is no certainty that the Company will be able to continue its current business plan.

Fiscal 2017 Financing Activity

The Company raised gross proceeds of $2,708,168 from the sale of 81,681,038 shares of its common stock at prices ranging from $0.04 to $0.10 . The Company paid finders fees of approximately $270,817 in connection therewith.  The Company negotiated the payoff of convertible notes and accrued interest with an aggregate balance of $4,358,282 for $274,782 in cash payments and recorded a gain on extinguishment of debt of $4,083,500. The Company also negotiated settlements with various vendor creditors with an aggregated balance of $343,902 for cash settlement payments of $10,734 and recorded a gain on extinguishment of debt of $333,168.  Such issuances were exempt pursuant to Section 4(a) (2) of the Securities Act of 1933.

Fiscal 2018 Financing Activity and Subsequent Activity

The Company raised $4,127,228 from the sale of 51,590,344 shares of its common stock, at  $0.08 per share. The Company paid finders fees of approximately $412,723 in connection therewith. In July 2017, a shareholder (i) returned 20,000,000 shares to the transfer agent and such shares were cancelled and deducted from the issued and outstanding shares and (ii) was issued a certificate for 2,000,000 shares and we agreed to issue 18,000,000 shares at a later time.  This transaction was accounted for as a mandatory share redemption liability valued at the fair value of the shares and is marked to market at each balance sheet date with the change in the fair value recorded as interest expense.  In October and November 2018, an officer and a third party have loaned the Company $40,000, evidenced by demand unsecured promissory notes bearing interest at a rate of 6% per annum.  Such issuances were exempt pursuant to Section 4(a) (2) of the Securities Act of 1933.

Competition

The mining industry is highly competitive.  We will be competing with numerous companies, substantially all with far greater resources available to them.  We therefore will be at a significant disadvantage in the course of acquiring mining properties and obtaining materials, supplies, labor, and equipment.  Additionally, we are and will continue to be an insignificant participant in the business of mining properties.  A large number of established and well-financed companies are active in the mining industry and will have an advantage over us if they are competing for the same properties.  Nearly all such entities have greater financial resources, technical expertise and managerial capabilities than ourselves and, consequently, we will be at a competitive disadvantage in identifying possible mining properties and procuring the same.

Government Approvals

The exploration, drilling and mining industries operate in a legal environment that requires permits to conduct virtually all operations.  Thus permits are required by local, state and federal government agencies.   Local authorities, usually counties, also have control over mining activity.  The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

Prior to receiving the necessary permits to explore or mine, the operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area.  Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts.  All of these factors make it more difficult and costly to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. Finally, it is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically reevaluated at that time.

Effect of Existing or Probable Government Regulations

Mineral exploration, including mining operations are subject to governmental regulation. Our operations may be affected in varying degrees by government regulation such as restrictions on production, price controls, tax increases, expropriation of property, environmental and pollution controls or changes in conditions under which minerals may be marketed. An excess supply of certain minerals may exist from time to time due to lack of markets, restrictions on exports, and numerous factors beyond our control. These factors include market fluctuations and government regulations relating to prices, taxes, royalties, allowable production and importing and exporting minerals. The effect of these factors cannot be accurately determined, and we are not aware of any probable government regulations that would impact the Company.  This section is intended as a brief overview of the laws and regulations described herein and is not intended to be a comprehensive treatment of the subject matter.

Overview.  Like all other mining companies doing business in the United States, we are subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water, and threatened or endangered species, in the vicinity of its operations. These include “permitting” or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements designed to mitigate the effects of discharges into the environment during exploration, mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility once commercial mining operations have ceased.

Federal legislation in the United States and implementing regulations adopted and administered by the Environmental Protection Agency, the Forest Service, the Bureau of Land Management, the Fish and Wildlife Service, the Army Corps of Engineers and other agencies—in particular, legislation such as the federal Clean Water Act, the Clean Air Act, the National Environmental Policy Act, the Endangered Species Act, the National Forest Management Act, the Wilderness Act, and the Comprehensive Environmental Response, Compensation and Liability Act—have a direct bearing on domestic mining operations. These federal initiatives are often administered and enforced through state agencies operating under parallel state statutes and regulations.

The Clean Water Act.  The federal Clean Water Act is the principal federal environmental protection law regulating mining operations in the United States as it pertains to water quality.

At the state level, water quality is regulated by the New Mexico Environment Department. If our exploration or any future development activities might affect a ground water aquifer, it will have to apply for a ground water discharge permit in compliance with the groundwater regulations. If exploration affects surface water, then compliance with surface water regulations is required.

The Clean Air Act.  The federal Clean Air Act establishes ambient air quality standards, limits the discharges of new sources and hazardous air pollutants and establishes a federal air quality permitting program for such discharges. Hazardous materials are defined in the federal Clean Air Act and enabling regulations adopted under the federal Clean Air Act to include various metals. The federal Clean Air Act also imposes limitations on the level of particulate matter generated from mining operations.

National Environmental Policy Act (NEPA).  NEPA requires all governmental agencies to consider the impact on the human environment of major federal actions as therein defined.

Endangered Species Act (ESA).  The ESA requires federal agencies to ensure that any action authorized, funded or carried out by such agency is not likely to jeopardize the continued existence of any endangered or threatened species or result in the destruction or adverse modification of their critical habitat. In order to facilitate the conservation of imperiled species, the ESA establishes an interagency consultation process. When a federal agency proposes an action that “may affect” a listed species, it must consult with the USFWS and must prepare a “biological assessment” of the effects of a major construction activity if the USFWS advises that a threatened species may be present in the area of the activity.

National Forest Management Act.  The National Forest Management Act, as implemented through title 36 of the Code of Federal Regulations, provides a planning framework for lands and resource management of the National Forests. The planning framework seeks to manage the National Forest System resources in a combination that best serves the public interest without impairment of the productivity of the land, consistent with the Multiple Use Sustained Yield Act of 1960.

Wilderness Act.  The Wilderness Act of 1964 created a National Wilderness Preservation System composed of federally owned areas designated by Congress as “wilderness areas” to be preserved for future use and enjoyment.

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).  CERCLA imposes clean-up and reclamation responsibilities with respect to discharges into the environment, and establishes significant criminal and civil penalties against those persons who are primarily responsible for such discharges.

The Resource Conservation and Recovery Act (RCRA).  RCRA was designed and implemented to regulate the disposal of solid and hazardous wastes. It restricts solid waste disposal practices and the management, reuse or recovery of solid wastes and imposes substantial additional requirements on the subcategory of solid wastes that are determined to be hazardous. Like the Clean Water Act, RCRA provides for citizens’ suits to enforce the provisions of the law.

National Historic Preservation Act.  The National Historic Preservation Act was designed and implemented to protect historic and cultural properties. Compliance with the Act is necessary where federal properties or federal actions are undertaken, such as mineral exploration on federal land, which may impact historic or traditional cultural properties, including native or Indian cultural sites.

Employees

We currently have two full time employees.  In order to implement our business plan, we will be required to employ or retain qualified consultants or additional employees with the technical expertise to evaluate the mineral properties.

Insurance

We currently do not maintain any insurance coverage to cover losses or risks incurred in the ordinary course of business.

Research and Development

The Company has spent only nominal amounts during each of the last two fiscal years on research and development activities.

Office Facilities

Our principal executive offices are located at 3544 Rio Grande Blvd. NW, Albuquerque, NM 87107. Our telephone number is (505) 255-4852.

PROPERTIES

Description of Black Hawk and Bullard Peak Project

We have not established that our Black Hawk and Bullard Peak rights contain proven or probably reserves, as defined under SEC Industry Guide 7.  No exploration activities have commenced to date and no exploration costs have been incurred or paid.  To date, the Company has not (i) commenced or adopted plans to conduct any exploration, (ii) prepared drilling plans, proposals, timetables or budgets for exploration work, or (iii) identified engineers and other personnel that will conduct or assist in any exploration work.  The Company will need to raise funds to conduct exploration work and it currently lacks firm commitment financing for any exploration activities.

The Company will need to prepare the property for exploration and drilling activities, including building infrastructure, installing facilities, and purchasing equipment.  The Company currently lacks the capital to fund these expenditures.

Description and Access

The Black Hawk district, sometimes referred to as the Bullard Peak district, is located in Grant County, New Mexico, approximately 21 miles by road west of Silver City, New Mexico, the terminus of a branch line of the Atchison, Topeka and Santa Fe Railway.  The district is in the northeastern foothills of the Big Burro Mountains at an altitude of approximately 5,450 to 6,150 feet.  Scattered junipers, scrub oak, small pines, and brush cover the hillsides.  Most of the district is drained by way of Black Hawk Canyon which bisects the area and flows northward to Mangas Creek, but the eastern part is drained by tributaries of Silver Dale Creek, which flows northeastward to Mangas Creek.  Mangas Creek flows into the Gila River about 9 miles northwest of the mouth of Black Hawk Canyon.  The property is reached by truck on a private dirt road that turns left off a paved highway, which access road is approximately 21 miles west of Silver City.  The claims are all located within approximately 1,900 acres.

The ore in the Black Hawk district appears to be controlled by rock lithology, with the host rock being a coarse grained quartz diorite.  Vein boundaries are sharp and the vein filings are generally recognizable visually.

Patented Lode Claims

	Name	MS No.

1	Alhambra Lode	MS 869
2	Kent County Lode	MS 778
3	Blackhawk Lode	MS 364A
4	Bullernat Lode	MS 546
5	Little Rhody Lode	MS 365A
6	Extension Lode	MS 772
7	Pumpkin Lode	MS 548
8	Silver Glance Lode	MS 366A
9	Good Hope Lode	MS 480
10	Chicago Lode	MS 771
11	Surprise Lode	MS 367A
12	Cornucapia Lode	MS 770
13	Stonewall Lode	MS 547

Unpatented Lode Claims

	Name	BLM Serial Number

1	Alhambra Extension – Lode	NMMC 50356
2	Easy Days – Lode	NMMC 50357
3	Old Hobson – Lode	NMMC 50358
4	Argentine No. 5 – Lode	NMMC 85992
5	Argentine No. 6 – Lode	NMMC 85993
6	Argentine No. 7 – Lode	NMMC 85994
7	Argentine No. 8 – Lode	NMMC 85995
8	Argentine No. 9 – Lode	NMMC 85996

9	Argentine No. 17 – Lode	NMMC 86004
10	Argentite #1 – Lode	NMMC 64721
11	Argentite #2 – Lode	NMMC 64722
12	Argentite #3 – Lode	NMMC 64723
13	Argentite #4 – Lode	NMMC 64724
14	Argentite #10 – Lode	NMMC 64725
15	Argentite #11 – Lode	NMMC 64726
16	Argentite #12 – Lode	NMMC 64727
17	Argentite #13 – Lode	NMMC 64728
18	Argentite #14 – Lode	NMMC 64729
19	Argentite #15 – Lode	NMMC 64730
20	Argentite #16 – Lode	NMMC 64731
21	Argentite #18 – Lode	NMMC 64732
22	Argentite #19 – Lode	NMMC 64733
23	Argentite #20 – Lode	NMMC 64734
24	Argentite #21 – Lode	NMMC 64735
25	Argentite #22 – Lode	NMMC 64736
26	Contention #1 – Lode	NMMC 64719
27	Contention #2 – Lode	NMMC 64720
28	No Show #1 – Lode	NMMC 106382
29	No Show #2 – Lode	NMMC 106383
30	No Show #3 – Lode	NMMC 106384
31	No Show #4 – Lode	NMMC 106385
32	No Show #5 – Lode	NMMC 106386
33	No Show #6 – Lode	NMMC 106387
34	No Show #7 – Lode	NMMC 106388
35	No Show #8 – Lode	NMMC 106389
36	No Show #9 – Lode	NMMC 106390
37	No Show #10 – Lode	NMMC 106391
38	No Show #11– Lode	NMMC 106392
39	No Show #12 – Lode	NMMC 106393
40	No Show #13 – Lode	NMMC 106394
41	No Show #14 – Lode	NMMC 106395
42	No Show #15 – Lode	NMMC 106396
43	No Show #16 – Lode	NMMC 106397
44	No Show #17 – Lode	NMMC 106398
45	No Show #18 – Lode	NMMC 106399
46	No Show #19 – Lode	NMMC 106400
47	No Show #20 – Lode	NMMC 106401
48	Rhonda #1 – Lode	NMMC 106402
49	Rhonda #2 – Lode	NMMC 106403
50	Rhonda #3 – Lode	NMMC 106404
51	Rhonda #4 – Lode	NMMC 106405
52	Rhonda #5 – Lode	NMMC 106406
53	Rhonda #6 – Lode	NMMC 106407
54	Rhonda #7 – Lode	NMMC 106408
55	Rhonda #8 – Lode	NMMC 106409
56	Rhonda #9 – Lode	NMMC 106410
57	Rhonda #10 – Lode	NMMC 106411
58	Rhonda #11 – Lode	NMMC 106412
59	Rhonda #12 – Lode	NMMC 106413
60	Rhonda #13 – Lode	NMMC 106414
61	Rhonda #14 – Lode	NMMC 106415
62	Rhonda #15 – Lode	NMMC 106416
63	Rhonda #16 – Lode	NMMC 106417

64	Rhonda #17 – Lode	NMMC 106418
65	Rhonda #18 – Lode	NMMC 106419
66	Pec-II #1 – Lode	NMMC 106420
67	Barite – Lode	NMMC 109082
68	Barite No. 2 – Lode	NMMC 109083
69	Barite No. 3 – Lode	NMMC 109084
70	Jody #1 – Lode	NMMC 115276
71	Jody #2 – Lode	NMMC 115277
72	Jody #3 – Lode	NMMC 115278
73	Jody #4 – Lode	NMMC 115279
74	Jody #5 – Lode	NMMC 115280
75	Jody #7 – Lode	NMMC 115281
76	Jody #8 – Lode	NMMC 115282
77	Jody #9 – Lode	NMMC 115283
78	Jody #10 – Lode	NMMC 115284
79	Stonewall Surprise – Lode	NMMC 193678
80	Alhambra Extension 2 – Lode	NMMC 193679
81	No Show No. 21 – Lode	NMMC 193680
82	No Show No. 23 – Lode	NMMC 193681

Geology

The Silver City quadrangle covers approximately 20,650 square kilometers chiefly in the southern basin and range province of southwestern New Mexico and southeastern Arizona.  Bedrock of the ranges includes Precambrian igneous and metamorphic rocks, Paleozoic sedimentary rocks, Mesozoic igneous and sedimentary rocks, and Cenozoic igneous rocks.  The intervening basins, which constitute about 65% of the quadrangle’s surface area, are filled with Late Cenozoic (Pliocene-Pleistocene) sedimentary deposits in places to depths of more than 1,000 meters.  The geology of each range is generally different and most rock units and pre-basin and range structures cannot be correlated across the basin areas.  The principal hydrothermal ore-forming processes in the quadrangle are believed to be attributable to subduction-related events including complex eruptive systems during two distinct periods in the development of the western orogenic continental margin: (i) a medium-potassium calcium/alkaline volcanic arc system in late Cretaceous/early Tertiary time (the Laramide orogeny 80/50 million years ago); and (ii) a high-potassium calcium/alkaline volcano-plutonic arc system in middle Tertiary time (30/15 million years ago).  The hydrothermal-magmatic vein and pegmatite type deposits are probably Precambrian in age and the syngenetic sedimentary and volcanic deposits range in age from Cambrian to late Tertiary (or younger).

Although there is some local variation in some of the districts, the five metal types of deposits in the Black Hawk district are fissure veins where the carbonate and the ore minerals fill open space caused by the fracturing.  The ore generally occurs in small high grade pods or shoots randomly distributed within the fracture zone.  The location of these open spaces is the sole recognized control of ore distribution.  The favorability of the host seems to be governed by its fracturing characteristics rather than any chemical factor.  Generally in these deposits there is one favored rock type that accounts for most of the production.  At the Black Hawk district the preferred host rock is the coarse grained quartz diorite.

Mineralization

Mineralization in the Black Hawk mining district consists of numerous narrow carbonate veins containing varying amounts of cobalt and nickel, silver, uranium and arsenic.  This is a geologic type of mineral deposit generally called “five element veins.”

Metallurgy

The project requires further evaluation of its mineralogical makeup and economic modeling to determine the appropriate course for any potential future development.  The Company has not conducted a preliminary economic assessment of the project.

Power and Water

The Company will be required to use water from the mine, to be stored in a water tank to be placed on the property, for its water source.  It is believed that this water will be sufficient for any development purposes.  The Company will be required to place a generator on the property for electricity.

Property History

The Black Hawk district was discovered in 1881 and was in production until the so-called “silver panic” of 1893.  Since 1893, there has been little activity in the Black Hawk district.  We believe one of the mines, the Black Hawk, was reopened in 1917 and some unsuccessful development done in the upper levels.  We further believe that the Black Hawk district was reopened at different times in the 1950’s, 1960’s and the 1970’s, but no sustained development or production is believed to have occurred.  There has been some trenching and surface geochem work done at various times.

Description of British Columbia Claims

We have not established that our British Columbia rights contain proven or probably reserves, as defined under SEC Industry Guide 7.  No exploration activities have commenced to date and no exploration costs have been incurred or paid.  To date, the Company has not (i) commenced or adopted plans to conduct any exploration, (ii) prepared drilling plans, proposals, timetables or budgets for exploration work, or (iii) identified engineers and other personnel that will conduct or assist in any exploration work.  The Company will need to raise funds to conduct exploration work and it currently lacks firm commitment financing for any exploration activities.

The Company will need to prepare the property for exploration and drilling activities, including building infrastructure, installing facilities, and purchasing equipment.  The Company currently lacks the capital to fund these expenditures.

Description and Access

The 4 placer claims are located in the Vernon mining district of British Columbia, Canada, encompassing approximately 48 hectares.  The claim acreage consists primarily of second-growth deciduous forest cover (poplar-cottonwood) in the Harris Creek valley floor.  The region is part of the Okanagan Highland with well-incised creeks bisected by a gentle rolling plateau.  The property is approximately 4 miles southwest of Lumby, British Columbia, by Highway 6, the Creighton Valley road, the Harris Creek and the Home Creek Main logging road.

Placer Claims

Title Number	Claim Name	Owner	Title Type	Title Sub Type	Map Number	Area (hectares)
564090	King David’s Castle	142818 (100%)	Placer	Claim	093N	18.2235
1051737	KDC EXT	142818 (100%)	Placer	Claim	093N	18.2236
633803	Harris Gold Creek Placer	132024 (100%)	Placer	Claim	082L	20.6854
1051738	HCP EXT	132024 (100%)	Placer	Claim	082L	20.6872

Geology

There has been limited regional mapping of the Harris Creek basin, and it is believed that the outcrop in the basin is Tertiary sedimentary or volcanic rocks, dating to the Harper Ranch Group of Devonian to Triassic age.  It is believed that the majority of exposed rock in stream and road cuts in the area are pelagic limy graphitic argillites with andesite bands or major dome volcanics.  Intruding the Harper Ranch Group are Jurassic age granitic rocks of the Nelson Batholith type.  These can produce narrow veins carrying gold and base metals.

Mineralization

The British Columbia claims cover a portion of the Jurassic age Nelson Intrusion cut by a swarm of parallel northeast striking faults with dyke or vein filling.  The granitic rock, likely quartz rich granodiorite, is altered in most exposures as to give the appearance of being part of the Eocene age dacite volcanics.

The majority of exposures are granitic rocks altered to yellow or orange weathering sericite rich pyrite bearing unit that is somewhat flooded with varying amounts of silica.  The altered rock is brecciated in the footwall portions of vein faults and clayed in the northwest side.

Metallurgy

The project requires further evaluation of its mineralogical makeup and economic modeling to determine the appropriate course for any potential future development.  The Company has not conducted a preliminary economic assessment of the project.

Power and Water

The Company believes that it will be able to utilize water from the existing creek.  The Company will be required to place a generator on the property for electricity.

Property History

We believe that the earliest known interest in Harris Creek is the location of placer gold near the bottom of Harris Creek.  We further understand that in the 1930s, some mining activities occurred in the region with some additional work performed during the 1980s and 1990s.

Description of Additional New Mexico Claims

We have not established that our additional New Mexico claims contain proven or probable reserves, as defined under SEC Industry Guide 7.  We own 24 unpatented lode claims located in Grant County, New Mexico (“Malone Mine claims”), 16 unpatented placer claims located in the Playas Lake Bed area of Hidalgo County, New Mexico (“Playa Hidalgo Placer claims”), and two claims in the Pinos Altos Mining District of New Mexico (“Sunset claims”).  No exploration activities have commenced to date and no exploration costs have been incurred or paid.  To date, the Company has not (i) commenced or adopted plans to conduct any exploration, (ii) prepared drilling plans, proposals, timetables or budgets for exploration work, or (iii) identified engineers and other personnel that will conduct or assist in any exploration work.  The Company will need to raise funds to conduct exploration work and it currently lacks firm commitment financing for any exploration activities.

The Company will need to prepare the property for exploration and drilling activities, including building infrastructure, installing facilities, and purchasing equipment.  The Company currently lacks the capital to fund these expenditures.

Description and Access

The Malone Mine claims consist of 24 unpatented lode claims located in Grant County, New Mexico, encompassing approximately 480 acres.  The property is situated approximately 17 miles northeast of Lordsburg township, New Mexico, and is easily accessible from State Highway 90 which connects Lordsburg and Silver City, by turning north onto the Mill Canyon Road (Forest Road No. 859).  A drive of approximately 3 miles reaches the southern claim boundary.

The Playas Hidalgo Placer claims consist of 16 unpatented placer claims located in the Playas Lake Bed area of Hidalgo County, New Mexico, encompassing approximately 320 acres.  The Playas is an area in a dry lake bed, about 5 miles west of Lordsburg, encompassing in excess of 50 square miles.  It is flat and unencumbered, easily accessible from the major artery, I-10, headed west toward Tucson from Lordsburg.  The lake has been the repository of run-offs and streams from the Burro Mountains.

The sunset lode and sunset placer claims, the Sunset claims, are situated in the Pinos Altos Mining District of Grant County, New Mexico, encompassing approximately 20 acres.  Both claims are on the same 20 acres, accessible from Highway 15/Bear Creek Road outside of Pinos Altos, via a dirt road.  The claims bounded on the north end by the south end of the Navajo claim and bounded on the south end by the north end of the Grey Eagle patented claim.  The Sunset claims include all veins, deposits and the surface ground.

Ownership

The Company acquired the Malone Mine claims, Playa Hidalgo Placer claims and the Pinos Altos claims.  In August of each calendar year, the Company is required to renew these claims at a price of $155 per claim.  Failure to renew will result in the loss of such claims.

Unpatented Malone Mine Lode Claims

	Name	BLM Serial Number

1	Malone #8 – Lode	NMMC 198189
2	Malone #9 – Lode	NMMC 198190
3	Malone #10 – Lode	NMMC 198191
4	Malone #11 – Lode	NMMC 198192
5	Malone #12 – Lode	NMMC 198193
6	Malone #13 – Lode	NMMC 198194
7	Malone #14 – Lode	NMMC 198195

8	Malone #15 – Lode	NMMC 198196
9	Malone #16 – Lode	NMMC 198197
10	Malone #17 – Lode	NMMC 198198
11	Malone #18 – Lode	NMMC 198199
12	Malone #19 – Lode	NMMC 198200
13	Malone #20 – Lode	NMMC 198201
14	Malone #21 – Lode	NMMC 198202
15	Malone #22 – Lode	NMMC 198203
16	Malone #23 – Lode	NMMC 198204
17	Malone #24 – Lode	NMMC 198205
18	Malone #1 – Lode	NMMC 198961
19	Malone #2 – Lode	NMMC 198962
20	Malone #3 – Lode	NMMC 198963
21	Malone #4 – Lode	NMMC 198964
22	Malone #5 – Lode	NMMC 198965
23	Malone #6 – Lode	NMMC 198966
24	Malone #7 – Lode	NMMC 198967

Unpatented Playa Hidalgo Placer Claims

	Name	BLM Serial Number

1	SP #1 – Placer	NMMC199275
2	SP #2 – Placer	NMMC199276
3	SP #3 – Placer	NMMC199277
4	SP #4 – Placer	NMMC199278
5	SP #5 – Placer	NMMC199279
6	SP #6 – Placer	NMMC199280
7	SP #7 – Placer	NMMC199281
8	SP #8 – Placer	NMMC199282
9	SP #9 – Placer	NMMC199283
10	SP #10 – Placer	NMMC199284
11	SP #11 – Placer	NMMC199285
12	SP #12 – Placer	NMMC199286
13	SP #13 – Placer	NMMC199287
14	SP #14 – Placer	NMMC199288
15	SP #15 – Placer	NMMC199289
16	SP #16 – Placer	NMMC199290

Unpatented Pinos Altos Claims

	Name	BLM Serial Number

1	Sunset Lode Claim	NMMC 31632
2	Sunset Placer Claim	NMMC 31633

Geology

The Silver City quadrangle covers approximately 20,650 square kilometers chiefly in the southern basin and range province of southwestern New Mexico and southeastern Arizona.  Bedrock of the ranges includes Precambrian igneous and metamorphic rocks, Paleozoic sedimentary rocks, Mesozoic igneous and sedimentary rocks, and Cenozoic igneous rocks.  The intervening basins, which constitute about 65% of the quadrangle’s surface area, are filled with Late Cenozoic (Pliocene-Pleistocene) sedimentary deposits in places to depths of more than 1,000 meters.  The geology of each range is generally different and most rock units and pre-basin and range structures cannot be correlated across the basin areas.  The principal hydrothermal ore-forming processes in the quadrangle are believed to be attributable to subduction-related events including complex eruptive systems during two distinct periods in the development of the western orogenic continental margin: (i) a medium-potassium calcium/alkaline volcanic arc system in late Cretaceous/early Tertiary time (the Laramide orogeny 80/50 million years ago); and (ii) a high-potassium calcium/alkaline volcano-

plutonic arc system in middle Tertiary time (30/15 million years ago).  The hydrothermal-magmatic vein and pegmatite type deposits are probably Precambrian in age and the syngenetic sedimentary and volcanic deposits range in age from Cambrian to late Tertiary (or younger).

Mineralization

Mineralization in the Pinos Altos mining district consists of numerous narrow carbonate veins containing varying amounts of cobalt and nickel, silver, uranium and arsenic.  This is a geologic type of mineral deposit generally called “five element veins.”

Metallurgy

The project requires further evaluation of its mineralogical makeup and economic modeling to determine the appropriate course for any potential future development.  The Company has not conducted a preliminary economic assessment of the project.

Power and Water

The Company will be required to store water in a water tank to be placed on the property, for its water source.  The Company will be required to place a generator on the property for electricity.

RISK FACTORS

The Company plans to operate in a rapidly changing environment that involves numerous risks and uncertainties. Stockholders should carefully consider the risks described below before purchasing the Company’s common shares. The occurrence of any of the following events could harm the Company. If these events occur, the trading price of the Company’s common shares could decline, and shareholders may lose part or even all of their investment.

Risk Associated with Our Business

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from these properties, and our business could fail.

We have not established that any of our mining properties contain commercially viable mineral or metal reserves, nor can there be any assurance that our properties will contain commercially viable mineral or metal reserves.  The ability of us to conclude that an individual prospect having a mineral or metal reserve that meets the requirements of the Securities and Exchange Commission requires further efforts and any funds that we spend on exploration may be lost. Even if we do eventually discover commercially viable mineral or metal reserves on one or more of our properties, there can be no assurance that they can be developed into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties, which are explored and mined, are ultimately developed into commercially viable producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral or metal deposit, the proximity of the resource to infrastructure, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Even if commercial viability of a mineral or metal deposit is established, we may be required to expend significant resources until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to both establish proven and probable reserves and then in order to implement drilling operations. Because of these uncertainties, no assurance can be given that our drilling programs will result in commercially viable operations and the establishment or expansion of resources or reserves, the failure of which will adversely impact our Company and business.

If we establish the existence of commercially viable mineral or metal resources on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral and metal resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, engage in drilling operations and develop extraction and processing facilities (or make arrangements therefor) and infrastructure. We do not have adequate capital to develop necessary facilities and infrastructure and will need to raise additional funds.  Although we may derive substantial benefits from the discovery of a commercially exploitable deposits, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Our exploration and extraction activities may not be commercially successful.

While we believe there are positive indicators that our properties contain commercially exploitable minerals and metals, such belief has been based solely on preliminary tests that we have conducted and data provided by third parties.  There can be no assurance that the tests and data upon which we have relied is correct or accurate.  Moreover, mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive.  Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs.  The success of mineral exploration and development is determined in part by the following factors:

•the identification of potential mineralization based on analysis;

•the availability of permits;

•the quality of our management and our geological and technical expertise; and

•the capital available for mining operations.

Substantial expenditures and time are required to establish existing proven and probable reserves through drilling and analysis, and to develop the mines and facilities and infrastructure at any site chosen for mining.  Whether a mineral or metal deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  If our exploration and extraction activities are not successful, our business will likely fail.

There may be challenges to the title of our mineral properties.

The Company has acquired properties by unpatented claims, ownership of land or by lease from those owning the property.  The validity of title to many types of natural resource property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and its application.  We cannot assure you that the validity of our titles to our properties will be upheld or that third parties will not otherwise invalidate those rights. In the event the validity of our titles are not upheld, such an event would have a material adverse effect on us.

Mineral operations are subject to applicable law and government regulations. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

Companies such as ours that plan to engage in exploration and extraction activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for our activities is subject to the discretion of government authorities, and we may be unable to obtain or maintain such permits.  Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis.  There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration or development of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  It is possible that our properties could be located on or near the site of a Federal Superfund cleanup project. Although we will endeavor to avoid such sites, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.  We are not currently aware of any environmental issues or litigation relating to any of our current or former properties.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete.

Competition in the mining industry for desirable properties, investment capital, equipment and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are currently an insignificant participant in the mining industry due to our limited financial and personnel resources. We may be unable to attract the necessary investment capital or a joint venture partner to fully develop our mineral properties, be unable to acquire other desirable properties, be unable to attract and hire necessary personnel, or be unable to purchase necessary equipment.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

The business of exploring for and extracting minerals and metals involves a high degree of risk. Few properties are ultimately developed into producing mines. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure, metal prices, which can be highly variable, and government regulation, including environmental and reclamation obligations. These factors are not within our control. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these metals or minerals on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral or metal properties, such as, but not limited to:

•encountering unusual or unexpected formations;

•environmental pollution;

•personal injury, flooding and landslides;

•variations in grades of minerals or metals;

•labor disputes; and

•a decline in the price of gold, silver or copper.

We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down on our investment in such property interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable.  The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on our Company.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

The exploration, possible future development and production phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect our operations. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop our operations or require a considerable capital expenditure. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties.  There can be no assurance that our defense of such claims will be successful.  A successful claim against us could have an adverse effect on our business prospects, financial condition and results of operation.

Risks Associated with our Company

No reliance on the Company’s financial statements for the fiscal year ended June 30, 2017.

As disclosed in Item 4.02 hereof, we have advised our shareholders not to rely on the previously issued consolidated financial statements for, and financial information relating to, the fiscal year ended June 30, 2017.  The Company has determined to restate these financial statements.  We plan to file restated financial statements for this period with the SEC as soon as possible.  Accordingly, investors are requested not to rely on the financial statements filed with the SEC for the fiscal year ended June 30, 2017.

No current financial statements for the Company and, accordingly, investors lack access to current financial information regarding the Company.

The Company has not filed with the SEC audited financial statements for its fiscal year ended June 30, 2018, nor has it filed with the SEC quarterly financial statements for any fiscal quarters during the fiscal year ended June 30, 2018.  Moreover, the Company has not filed its Form 10-Q with the SEC for the quarter ended September 30, 2018.  As a result, there is no current financial information available with respect to the Company for investors to evaluate and determine whether to purchase shares of common stock.  The Company does not have sufficient cash to fund operations through December 31, 2018 and it will be reliant upon best-efforts debt and equity financings to fund operations for the balance of calendar year 2018 and thereafter.  Failure to obtain significant capital to fund operations, on a current and future basis, will result in the cessation of our business.

The Company is not current in its SEC filings and, accordingly, risks the possibility of being deregistered by the SEC.

The Company is not current in its SEC filings as required pursuant to the Securities Exchange Act of 1934.  While the Company plans to bring its filings current with the SEC as soon as practicable, there can be no assurance that the SEC will not commence administrative proceedings to deregister the Company and its common stock under the Securities Exchange Act of 1934.  Such deregistration would have an adverse impact on our ability to raise capital and attract investors, significantly impacting our business.

Litigation with respect to Mr. Laws may not result in additional funds being obtained to reduce his indebtedness owed to the Company.

The Company has determined that Mr. Laws owes us $1,335,046, plus penalty and accrued interest, of which $955,386 plus penalty and accrued interest. remains outstanding.  The Company has commenced litigation and collection efforts, including foreclosure on pledged assets and litigation to collect these funds.  There can be no assurance that the Company will be able to collect from Mr. Laws monies owed to the Company.  Failure to collect additional funds from Mr. Laws will adversely impact the Company’s financial condition.

SEC is currently investigating the Company regarding financial transactions involving Mr. Laws.

The SEC has obtained a formal order to investigate the Company.  We believe the investigation is primarily focused on the financial transactions between the Company and Mr. Laws; however, these types of investigations are expensive, time-consuming for management, and unpredictable – often resulting in other aspects of the Company’s operations becoming subject to regulatory scrutiny.  This investigation is preliminary and no prediction can be made regarding the timing or outcome of such investigation.

The Company plans to request shareholder approval to increase its authorized shares of common stock from 300 million shares to 550 million shares.

Between July 2017 and August 2018, the Company raised $4,327,228 through the agreement to issue 54,590,344 shares of common stock that the Company lacked the authority to issue.  While the Company believes that it will be able to obtain shareholder approval to amend its certificate of incorporation to increase the authorized shares of common stock and therefore allow the Company to issue the 53,840,345 shares of common stock, the failure to obtain shareholder approval to increase such authorized share of common stock amount will likely result in claims being advanced against the Company in connection with these fund-raising activities which would materially impact us and our financial condition.

There can be no assurance the Company will successfully implement its plans.

We have historically incurred net losses from operations and we expect losses in the future periods.  Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business which seeks to obtain funds to finance its operations in a highly competitive environment.  There can be no assurance that we will successfully implement any of our plans in a timely or effective manner or that we will ever be profitable.  In addition, there can be no assurances that we will choose to continue to develop any of our current properties because we intend to consider and, as appropriate, to divest ourselves of properties that may no longer be a strategic fit to our business strategy.

Dismissal of Bankruptcy Proceeding and Emergence from Voluntary Reorganization did not result in the elimination of Company liabilities.

After the dismissal of the bankruptcy case in June 2016 and the sale of the Company’s significant assets, the Company emerged with nominal assets but remained liable for all commitments and debts that then were outstanding.  Santa Fe Gold Barbados, The Lordsburg Mining Company and AZCO are subsidiaries of the Company with nominal assets and all of their commitments and debts remain.  The bankruptcy court set up a trust fund funded by the activities of the Summit mine (main asset sold in bankruptcy proceedings) for five years and the trust funds will be distributed by an independent trustee to certain unsecured creditors. Santa Fe failed to provide a plan of reorganization with the filing of protection under the bankruptcy Codes.  The significant transactions that occurred upon emergence from bankruptcy were as follows:

•The approximately $20 million of indebtedness outstanding on account of the Company’s senior notes and unsecured claims were reinstated; and

•The courts established a trust in April 2016 for the benefit of certain creditors. A profit interest was attached to the Summit mine with the benefit for certain creditors holding unsecured claims filed by each creditor.

Accordingly, there can be no assurance that the Company liabilities remaining after the emergence from bankruptcy will not materially impact the Company.  The Company has no continuing commitment from any party to provide working capital, and there is no certainty that the Company will be able to raise sufficient capital to fund any or all existing liabilities as well as to fund its current business plan. The failure to raise needed capital may result in the curtailment or cessation of our business

We have a history of operating losses and expect to incur substantial operating losses and negative operating cash flows for the foreseeable future, and we may never achieve or maintain profitability.

We have had no revenues during the last two fiscal years, don’t expect revenues this current fiscal year, and we are not currently profitable.  We do not have sufficient capital to fund operations through calendar year 2018, and will need to raise additional funding to implement our business strategy.  Even if we succeed in developing any of our properties, we expect to incur operating losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future. As the Company has no commitment for debt or equity financing, the Company will be reliant upon best efforts fund raising activities to provide sufficient working capital to fund current and future needs.  There can be no assurance that the Company will be successful in its best efforts capital raising efforts, and the failure to raise needed capital may result in the curtailment or cessation of our business.

We have a limited operating history on which to base an evaluation of our business and properties.

Any investment in us should be considered a high-risk investment because investors will be placing funds at risk in an early stage business with unforeseen costs, expenses, competition, a history of operating losses and other problems to which start-up ventures are often subject. Investors should not invest in us unless they can afford to lose their entire investment.  Your investment must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive and mature industry.  Our operating history does not provide a meaningful basis for an evaluation of us.  Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether other properties contains commercial quantities of mineral or metal reserves or, if they do, that they will be operated successfully.

If we cannot raise additional funding, we will be unable to implement our business plan.

Since we do not generate any revenues, we may not have sufficient financial resources to undertake by ourselves all planned development activities relating to our business plan.  As we do not have sufficient cash on hand to fund operations through the end of calendar 2018, we will need to raise additional capital on a best-efforts basis to implement our business plan. No assurance can be given that additional financing will be available on terms acceptable to us.  We do not have any commitments for debt or equity financing at this time, nor do we have credit facilities available with financial institutions or other third parties, and investors may lose their all of their investment. As the Company has no commitment for debt or equity financing, the Company will be reliant upon best efforts fund raising activities to provide sufficient working capital to fund current and future needs.  There can be no assurance that the Company will be successful in its best efforts capital raising efforts, and the failure to raise needed capital may result in the curtailment or cessation of our business.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

If we are unable to manage growth effectively, our business, operating results and financial condition could be materially adversely affected. As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

The loss of Frank Mueller could adversely impact the Company.

The nature of our business, including our ability to continue our current activities depends, in large part, on the efforts of Frank Mueller, our chief financial officer and one of our two employees.  The loss of Mr. Mueller would have a material adverse effect on our business.

We may be unable to continue as a going concern.

As a result of our financial condition, we may be unable to continue as a going concern which may have an adverse impact on our relationship with third parties with whom we do business, and could make it challenging and difficult for us to raise additional debt or equity financing, all of which could have a material adverse impact on our business, results of operations, financial condition and future prospects.

A substantial or extended decline in gold and silver prices would have a material adverse effect on the value of our assets, on our ability to raise capital and could result in lower than estimated economic returns.

The value of our assets, our ability to raise capital and any future economic returns are substantially dependent on the prices of gold and silver. The gold and silver price fluctuates on a daily basis and is affected by numerous factors beyond our control. Factors tending to influence gold prices include:

•gold sales or leasing by governments and central banks or changes in their monetary policy, including gold inventory management and reallocation of reserves;

•speculative short positions taken by significant investors or traders in gold;

•the relative strength of the U.S. dollar;

•expectations of the future rate of inflation;

•interest rates;

•changes to economic activity in the United States, China, India and other industrialized or developing countries;

•geopolitical conflicts;

•changes in industrial, jewelry or investment demand;

•changes in supply from production, disinvestment and scrap; and

•Forward sales by producers in hedging or similar transactions.

Risks Related to our Common Stock

Our common stock is thinly traded, and there is no guarantee of the prices at which the shares will trade.

Trading of our common stock is conducted on the OTC Pink operated by the OTC Markets Group, Inc., under the ticker symbol “SFEG.”  As the Company is not current in its filings with the SEC, the Company’s symbol has a “stop sign” associated with its trading symbol.  This “stop sign” adversely impacts our ability to raise capital and provide for meaningful trading.  Not being listed for trading on an established securities exchange has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and lack of security analysts’ and the media’s coverage of the Company.  This may result in lower prices for your common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.  Historically, our common stock has been thinly traded, and there is no guarantee of the prices at which the shares will trade, or of the ability of stockholders to sell their shares without having an adverse effect on market prices.

Because our common stock is currently a “penny stock,” it may be difficult to sell shares of our common stock at times and prices that are acceptable.

Our common stock is a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our common stock. Because of these rules, many brokers choose not to participate in penny stock transactions and there is less trading in penny stocks. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

The sale of our common stock by existing stockholders may depress the price of our common stock due to the limited trading market that exists.

Any sales of a significant amount of common stock by existing shareholders may depress the price of our common stock and the price of our common stock may decline.

A small number of existing shareholders own a significant portion of our common stock, which could limit your ability to influence the outcome of any shareholder vote.

Under our certificate of incorporation and Delaware law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals and entities will be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our certificate of incorporation or proposed mergers or other significant corporate transactions.

The Company’s stock price is highly volatile, limited and sporadic.

The market price of our common stock has fluctuated and may continue to fluctuate.  These fluctuations may be exaggerated since the trading volume of its common stock is volatile, limited, and sporadic.  These fluctuations may or may not be based upon any business or operating results.  Our common stock may experience similar or even more dramatic price and volume fluctuations in the future.

The Company will not pay dividends on its common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

LEGAL PROCEEDINGS

Santa Fe is involved in various legal actions in the ordinary course of our business. We do not believe it is feasible to predict or determine the outcome or resolution of the above litigation proceedings, or to estimate the amounts of, or potential range of, loss with respect to those proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against us or settlements that could require substantial payments by us, which could have a material impact on the Company’s financial position, results of operations and cash flows.

A description of the legal proceedings initiated by the Company against Mr. Laws is forth in this report in Items 1.01 and 4.02.  The SEC has obtained a formal order to investigate the Company.  We believe the investigation is primarily focused on the financial transactions between the Company and Mr. Laws; however, these types of investigations are unpredictable and often result in other aspects of the Company’s operations becoming subject to regulatory scrutiny.  This investigation is preliminary and no prediction can be made regarding the timing or outcome of such investigation.

In November 2017, the Company entered into substantially identical agreements with Fortune Graphite, Inc. and worldwide Graphite Producers, Ltd. to acquire a total of four placer claims for aggregate consideration of Can$400,000 and the issuance of 10,000,000 shares of Company common stock.  The Company owes the sellers Can$140,000 and 10,000,000 shares of Company common stock.  The Company has been notified that it is in default and the sellers have threatened legal action.  The Company cannot predict the outcome of its default or whether these threats will result in litigation against the Company.

With the completion of the bankruptcy in June 2016, all pending legal actions were reinstated, but none of the then existing litigation has to date resulted in subsequent legal proceedings. There can be no assurance that subsequent legal proceedings will not materialize.  After the dismissal of the bankruptcy case, the Company had limited assets, but remained liable for all commitments and debts that then were outstanding.  Santa Fe Gold Barbados, The Lordsburg Mining Company and AZCO are subsidiaries of the Company with nominal assets and all of their commitments, debts and legal proceedings remain.  The bankruptcy court set up a trust fund funded by the activities of the Summit mine (main asset sold in bankruptcy proceedings) for five years and the trust funds will be distributed by an independent trustee to certain unsecured creditors.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock trades over-the-counter and is quoted on the OTC Pink under the symbol “SFEG.” Currently, OTC Pink has placed a “stop sign” on the trading symbol as the Company is not current in its filings.  The table below sets forth the high and low bid prices for our common stock as reflected on the OTC Pink for the period described. Trading is sporadic and limited.  Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represents at which actual transactions were affected.

	(U.S. $)
Fiscal 2019	HIGH	LOW
Quarter ended 09/30/18	$0.1050	$0.0400

Fiscal 2018
Quarter ended 09/30/17	$0.2200	$0.1000
Quarter ended 12/31/17	0.2000	$0.0800
Quarter ended 3/31/18	0.2000	$0.1200
Quarter ended 6/30/18	0.1500	$0.0800

Fiscal 2017
Quarter ended 09/30/16	$0.0700	$0.0115
Quarter ended 12/31/16	0.0800	0.0250
Quarter ended 3/31/17	0.2323	0.0441
Quarter ended 6/30/17	0.1820	0.0710

Holders of Common Equity

As of November 19, 2018, we had 281,928,117 common shares outstanding, held by approximately 829 holders of record.

Dividend Policy

We have never declared or paid dividends on our common stock. We do not expect to pay dividends in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

(a)Dismissal of Previous Independent Registered Public Accounting Firm.

On July 16, 2018, the Audit Committee of our Board of Directors dismissed MaloneBailey, LLP (“MaloneBailey”) as our independent registered public accounting firm and appointed TAAD, LLP (“TAAD”) to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2018, effective immediately.

Neither of MaloneBailey’s reports on the consolidated financial statements for the past two audited fiscal years (June 30, 2017 and 2016) contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles except that the reports included an explanatory paragraph relating to an uncertainty as to our ability to continue as a going concern.

During the two most recent audited fiscal years (June 30, 2017 and 2016), or any subsequent interim period preceding the dismissal of MaloneBailey, there have been no disagreements with MaloneBailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of MaloneBailey, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

During our two most recent fiscal years or any subsequent interim period preceding the dismissal of MaloneBailey, none of the reportable events listed in paragraphs (a)(1)(v) (A) through (D) of Item 304 of Regulation S-K occurred while MaloneBailey was engaged except MaloneBailey having advised us that it identified certain deficiencies in our internal control over financial reporting that constitute material weaknesses as described in Item 9A of our annual report on Form 10-K for the year ended June 30, 2017.

We previously provided MaloneBailey a copy of this current report on Form 8-K and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not MaloneBailey agrees with the above statements. We have received the requested letter from MaloneBailey stating that they agree, a copy of which is filed as Exhibit 16.1 to this report.

(b)Engagement of New Independent Registered Public Accounting Firm.

On July 16, 2018, the Audit Committee of our Board of Directors appointed TAAD to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2018, effective immediately.

During our two most recent fiscal years and through the interim period through July 16, 2018, neither we nor anyone on our behalf consulted TAAD regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by TAAD to us that TAAD concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1) (v) of Regulation S-K).

DIRECTORS AND EXECUTIVE OFFICERS

The following individuals serve as the directors and executive officers of our Company as of the date of this report:

Name	Age	Position	Date Elected or Appointed
Erich Hofer	56	Director	August 20, 2012

Frank G. Mueller	62	Chief Financial Officer Director	May 7, 2014 August 1, 2016

Brian Adair	50	Chairman of the Board	April 5, 2018

Thomas Laws	58	Director	August 1, 2016

Erich Hofer joined our board of directors in August 2012. Mr. Hofer is a finance and management executive with over 30 years of international business experience in engineering, energy, manufacturing and financial services. As principal of HFE MAC LLC since 2007, he provides management and advisory services to public and private companies and has assumed key management roles for clients, several of which have been natural resources companies. Mr. Hofer also served as Chief of Logistics, Colonel and a Member of General Staff in the Swiss Army. Mr. Hofer holds a MBA Degree from the University of Chicago, and three degrees, including Master of Finance, Bachelor of Economics and Bachelor of Engineering from universities in Switzerland, and received BS and MBA Degrees from the State University of New York at Buffalo.

Frank G. Mueller joined Santa Fe Gold in June 2010 as Assistant Controller. He was promoted to Chief Financial Officer and Treasurer in May 2014. On August 1, 2016 he was appointed to the board of directors. Mr. Mueller has 28 years of experience in accounting and financial management. Prior to his employment with Santa Fe Gold, Mr. Mueller served for six years as the Senior Business Manager for two divisions of Cornell Company, a publicly traded organization. Mr. Mueller was responsible for financial reporting, revenues, budgeting and inventory for 20 plus facilities in multiple states. Mr. Mueller holds a Bachelor of Science Degree in Business Administration, with Honors, from the University of Texas in El Paso and a Master’s Degree in Accounting from New Mexico State University.

Brian Adair joined our board of directors in April 2018 and currently serves as Chairman.  Mr. Adair earned his Bachelor’s degree in Business Administration from LaRoche College. He then continued his studies at Duquesne University to earn his Master’s degree. Mr. Adair established Adair Financial Group in 2004. Adair Financial Group is a comprehensive, solutions-driven wealth management firm. In 2012, the National Senior Market recognized Mr. Adair as a “Finalist for Advisor of the Year”. In addition, Mr.

Adair was recently inducted into the “Top of the Table - Million Dollar Round Table” organization. This elite industry group recognizes top financial services professionals.

Thomas Laws is a certified public accountant and has been engaged in a private accounting practice for approximately 21 years and as a metallurgist and mining analyst with over 40 years of experience in the mining industry. Mr. Laws’ mining career began in Alaska operating a Placer Gold Mine. He then joined Phelps Dodge Corporation, at the time the world’s largest copper company. His role was a Metals Accounting Specialist and Cost Analyst at the Hidalgo Smelter located in Playas, New Mexico. He later moved to the Tyrone Mine in Tyrone, New Mexico. Eventually, Mr. Laws returned to the Hidalgo Smelter in Playas, New Mexico as controller.

Code of Business Conduct

Our board has adopted a code of business conduct that is applicable to all members of our board, our executive officers and our employees. We have posted our code of business conduct on our website at www.santafegoldcorp.com.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid during the last three fiscal years to our chief executive officer and chief financial officer, our only officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas Laws CEO, President	2018	75,000(1)							75,000
	2017	137,500(1)	-	-	-	-	-	-	137,500
	2016	-	-	-	-	-	-	-	-
Frank Mueller	2018	120,000							120,000
	2017	90,800	-	-	-	-	-	-	90,800
	2016	85,000	-	-	-	-	-	-	85,000

________________

(1)  Includes consulting payments.

Compensation of Directors

The directors were not compensated for services rendered during fiscal 2018.

Employment and Change in Control Agreements

In May 2016, we entered into change of control agreements with Frank Mueller, our chief financial officer, who is also our secretary and treasurer. The change of control agreements provides that if there is a change of control of the Company and the individual leaves the employment of the Company, for reason other than discharge for cause, death, or disability, within six months after such change of control, the employee shall receive a lump sum cash payment of 200% of the base salary in effect at the time of change of control. In addition, the employee will continue to be covered by our medical, health, life and dental plans for 24 months after such cessation of employment.

The Company leases a home office space from its chief financial officer for $500 a month, plus a $50 per month cell phone reimbursement, which office currently serves as the corporate administrative office in Albuquerque, NM.  The Company employs Nataliia Mueller, wife of the Company’s chief financial officer, at an annual wage of $48,500 as an assistant to the chief financial officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of November 19, 2018, certain information regarding beneficial ownership of our capital stock according to the information supplied to us, that were beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of each class of the Company’s outstanding voting stock, (ii) each director, (iii) each named executive officer identified in the Summary Compensation Table, and (iv) all named executive officers and directors as a group.

Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Common Stock
Name and Address of Beneficial Owner	Shares		% of Class (1)
Boonyin Investments Pty Ltd (2) 66 Simmat Ave. Condell Park NSW, Australia 2000	36,030,019	(3)	12.8%(3)
Sulane Holdings Ltd. (4) Atu General Trust (BVI) Limited 3076 Sir Francis Drakes Hwy. P O Box 3463 RD Twn Tortola, BVI	22,632,360	(5)	8.0%(5)
Mark S. Johnson 740 Eagle Dr. Incline Village, NV 89451	15,200,000		5.4%
Erich Hofer (6) Turmstrasse 25 Pfaeffikon, Switzerland 8330	400,000	(7)	*
Tom Laws (8) 909 N. Hudson St. Silver City, NM 88061	--		--
Brian Adair (9) 2275 Swallow Hill Rd., Bldg. 400 Pittsburg, PA 15220	9,166,667	(10)	3.2%(10)
Frank Mueller (11) 3544 Rio Grande Blvd. N.W. Albuquerque, NM 87107	886,484		*
All officers and directors as a group (4 persons)	10,453,151	(12)	3.7%(12)

______________

*	Less than 1%

(1)Applicable percentage of ownership is based on 281,928,117 shares of Common Stock issued and outstanding (does not include 71,840,345 shares of Common Stock that we plan to issue upon approval of the amendment to the certificate of incorporation, if so approved), together with securities exercisable or convertible into shares of Common Stock within sixty (60) days for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable or convertible into shares of Common Stock, that are currently exercisable or exercisable within sixty (60) days of November 19, 2018 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)Includes Boonyin Investments Pty Ltd. as Trustee for Lim and Lim Super, a less than 5% holder of record.

(3)Does not include 33,906,572 shares of Company Common Stock to be issued upon approval of the amendment to the certificate of incorporation, if so approved.

(4)Includes Christian Mustad, Clarin Mustad and M. Christian Mustad, none of which are 5% or greater holders of record.

(5)Does not include 1,300,000 shares of Company Common Stock to be issued upon approval of the amendment to the certificate of incorporation, if so approved.

(6)Mr. Hofer is a Director of the Company.

(7)Includes 200,000 shares issuable exercise of outstanding stock options that are currently exercisable, 100,000 shares exercisable at $0.08 per share and the option expires in January 2019 and (ii) 100,000 shares exercisable at $0.07 per share and the option expires in January 2020.

(8)Mr. Laws is a Director of the Company.

(9)Mr. Adair is Chairman of the Board of the Company.

(10)Includes a warrant to purchase 3,000,000 shares at an exercise price of $0.15 per share and expiring in February 2019, but does not include 18,000,000 shares of Company Common Stock to be issued upon approval of the amendment to the certificate of incorporation, if so approved.

(11)Mr. Mueller is Chief Financial Officer and a Director of the Company.

(12)Includes 3,400,000 shares of Company Common Stock underlying derivative securities, but does not include 18,000,000 shares to be issued upon approval of the amendment to the certificate of incorporation, if so approved.

Description of Capital Stock

Common Stock

The current issued and outstanding number of shares of Common Stock as of November 19, 2018 is 281,928,117.  We have reserved 15,321,635 shares to be issued under an existing transfer agent reservation (4,520,000 shares are underlying outstanding warrants and options exercisable at prices ranging from $0.07 to $0.15, the latest of which expires in February 2020) and the Company is required to issue 71,840,345 shares of Common Stock (53,840,345 shares as a result of $4,307,229 of funding raised between July 2017 and May 2018 at a price of $0.08 per share and 18,000,000 as discussed in “Certain Relationships and Related Transactions” below).

The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of Common Stock have the sole right to vote. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors requires the affirmative vote of a plurality of shares represented at a meeting, and other general stockholder action (other than an amendment to our Certificate of Incorporation) requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

The holders of Common Stock are entitled to receive dividends, if declared by our Board, out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities.

The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the Company.

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time (“DGCL”), subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. We are also permitted to maintain insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Derivative Securities

As of the date of this report, there are warrants outstanding to purchase 4, 320,000 shares of common stock at $0.15 per share, expiring between February 6, 2019 and May 13, 2019 and options outstanding to purchase 200,000 shares of common stock at $0.07 and $0.08 per share, expiring on January 1, 2019 and January 2, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Set forth below are transactions involving officers, directors and 5% or more shareholders of the Company involving an amount of $120,000 or more since July 1, 2017.  The Company has not adopted a policy subjecting related party transactions to review, approve or ratification and as related party transaction may not reflect market rates on.

Boonyin Investments purchased 33,906,572 shares during our fiscal year ended June 30, 2018 for $2,196,349 (which shares have not been issued to date).

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits.

99.1  Press release dated November 19, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SANTA FE GOLD CORPORATION
(Registrant)

Date: November 20, 2018	/s/ Frank Mueller
Frank Mueller
Chief Financial Officer